Exhibit 5.1

May 13, 2004

Board of Directors
Sovereign Bancorp, Inc.
2000 Market Street
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

     In connection with proposed issuance of up to 19,000,000 shares of common stock, no par value (the “Common Stock”), by Sovereign Bancorp, Inc. (the “Company”) pursuant to the (i) Sovereign Bancorp, Inc. Employee Stock Purchase Plan, (ii) Sovereign Bancorp, Inc. 2004 Broad-Based Stock Incentive Plan, and (iii) Sovereign Bancorp, Inc. Bonus Recognition and Retention Program (each, a “Plan”), covered by the Company’s Registration Statement on Form S-8 filed on or about this date (the “Registration Statement”), we, as counsel to the Company, have reviewed:

1.	the Pennsylvania Business Corporation of 1988, as amended;

2.	the Company’s articles of incorporation;

3.	the Company’s bylaws;

4.	the Registration Statement;

5.	a copy of a form of Common Stock certificate;

6.	resolutions adopted by the Company’s Board of Directors on October 16, 1997, January 21, 2004, and February 18, 2004; and

7.	each Plan

     Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in each Plan, will be legally issued by the Company, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stevens & Lee

STEVENS & LEE